Exhibit 10.53

The Joint Corp.

2017 Executive Short-Term Incentive Plan (STIP)

Plan Overview

The Joint Corp. (“the Company”) 2017 Executive Short-Term Incentive Plan (“Executive STIP”) is an annual bonus plan. The STIP pool earned for 2017 will be determined based upon the achievement of the Company’s target Adjusted EBITDA for 2017.

Eligibility: The CEO and CFO of the Company are eligible to participate in the Executive STIP. Participants must be actively employed by the Company on the date of payout in order to receive an award under the Executive STIP. While bonus opportunities are not strictly tied to management level, current practices are consistent by level with the following ranges of percentage of base salary:

CEO	50%
CFO	40%

Proration: For those participants whose employment with the Company starts during 2017, their participation in the plan shall be prorated based on the number of days employed during 2017 divided by 365 days.

Award: 100% of each individual Executive STIP award is a function of achieving the Target Adjusted EBITDA (defined below). The percentage of achievement of that metric will be the same as the percentage of funding (between zero and 100%) of the maximum bonus pool.

STIP awards are expected to be made in Q1 2018 following approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and completion of the Company’s audited 2017 financial results.

The awards under the Executive STIP will be 50% in cash and 50% in restricted stock awards which will vest on the date of grant. However, the Board of Directors reserves the right to reconsider the 50/50 allocation of cash to restricted stock awards based upon the facts and circumstances at the time of approval.

2017 Executive STIP Corporate Targets: The target Adjusted EBITDA (herein defined as “Target Adjusted EBITDA”) will be established by the Compensation Committee. Upon achievement of the Target Adjusted EBITDA for 2017, for each dollar of Adjusted EBITDA in excess of Target Adjusted EBITDA, 70% of such amount will be credited to a STIP pool, which will be combined with the 2017 Non-Executive STIP Pool (the “Combined Pool”) until a maximum of the Combined Pool an amount established by the Compensation Committee (the “Combined Pool Maximum”) is reached. In no event will the amount in the Combined Pool exceed the Combined Pool Maximum.

The Combined Pool will not be funded if the Company draws on its line of credit in excess of the initial $1 million required draw except in the circumstances where the Board of Directors have approved the strategic use of the line of credit.

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Plan Description

Target Adjusted EBITDA: In connection with the annual budgeting process, the Company will establish an annual budget with corresponding Adjusted EBITDA and the annual Target Adjusted EBITDA, if different, must be approved by the Board of Directors of the Company.

Adjusted EBITDA Definition: The Company shall prepare a budget on a consistent basis from year to year and apply a consistent definition of Adjusted EBITDA. The Company calculates Adjusted EBITDA as follows:

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